Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED.
Confidential portions of this document have been redacted and have been separately filed with the Commission.

TRADING ADVISORY AGREEMENT BETWEEN BLACKWATER CAPITAL MANAGEMENT, LLC
AND ADF TRADING COMPANY IV, LLC DATED JUNE 1, 2010.

THIS TRADING ADVISORY AGREEMENT, made and effective the 1st day of June 2010 by and between:

Blackwater Capital Management, LLC 36 Cattano Ave, Suite 601 Morristown, NJ 07960 (herein, “Blackwater”)

and

ADF Trading Company IV, LLC 1230 Peachtree Street, N.E. Suite 1750 Atlanta, GA 30309 (herein, the “Client”)

RECITALS

A.	The Client desires to engage Blackwater as a trading advisor and Blackwater is willing to provide trading advisory services upon the terms and conditions set forth herein.

B.	Blackwater is registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity trading advisor (“CTA”).

C.	Blackwater has filed an exemption notice with the CFTC in connection with providing trading advisory services to clients deemed to be “qualified eligible persons” as defined under CFTC Regulation 4.7.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.	The Account.

A.   Authorization. The Client authorizes Blackwater to buy, sell or otherwise trade in commodity futures contracts, forward contracts and/or foreign exchange (herein, the “Commodity Interests”) and to make or take delivery in fulfillment of same, out of the funds in an account managed by Blackwater (the “Account”). Prior to the Client’s acceptance of trading advice from Blackwater in accordance with this Agreement, the Client shall deliver to Blackwater a trading authorization in the form of Appendix A hereto appointing Blackwater as an agent of the Client as attorney-in-fact for such purpose.

Exhibit 10.1

B.   Establishment of Account. The Client and Blackwater will execute any documents as may be necessary to open and maintain the Account, including the opening of (i) an account for the trading of Commodity Interests for the Client with broker(s) selected by Blackwater and approved by the Client (herein, the “Broker” or “Brokers”); and/or (ii) a foreign exchange account for the trading of foreign currency forward contracts with a foreign exchange dealer selected by Blackwater and approved by the Client (herein, “Forex Dealer”). The Brokers and Forex Dealer, as may be changed from time to time, are referred to collectively in this Agreement as the “Account Custodian(s).” The selection of the Account Custodians may be changed by the Client from time to time provided that the terms of any related agreement must be acceptable to Blackwater. The Client shall instruct the Account Custodians to provide Blackwater with all copies of statements related to the Account, including account opening papers.

C.   Account Size. The amount of capital committed to the Account for trading (herein, “Nominal Account Size”) will be initially $[*], comprised of actual funds of $[*] and notional funds of $[*]. Thereafter, the Account’s “Nominal Account Size” shall mean the amount of capital committed to the Account for trading and will include all cash and cash equivalents, accrued interest, notional funds, if any, and the market value of all open positions less any costs or expenses that would be payable with respect to the closing of each open Commodity Interest position including, but not limited to, any brokerage commissions, exchange, NFA, give-up fees and storage, demurrage and insurance costs (herein, collectively “Transaction Costs”). The market value of an open Commodity Interest position will be determined in accordance with Section 4B below. The Nominal Account Size will be the amount used to determine positions held by the Account. The Client will give Blackwater at least fifteen (15) days prior notice of all withdrawals and additions to the Account, including any change in the Account’s notional funds, and will try to make all such additions, withdrawals and changes as of the last day of a month. The Client will not (i) make a partial withdrawal if the withdrawal reduces the Nominal Account Size to less than $[*] or (ii) withdraw actual and/or notional funds in different proportions without the consent of Blackwater.

2.	Services of Blackwater.

A. Functions of Blackwater. Blackwater will use its best judgment and efforts in the Client’s interest in the management of the Account.

B.   Type of Program. Blackwater shall manage the Account in accordance with the program described disclosed by Blackwater in its CTA Disclosure Document, Disclosure Brochure, or other written materials prepared by Blackwater, that is provided to the Client (as such may be amended from time to time).

C.   Activities of Brokers. Blackwater has no responsibility for the activities of the Client’s execution brokers, clearing brokers, and/or any Account Custodians, including, without limitation, executions of the Commodity Interest transactions after orders are transmitted by Blackwater, payment of brokerage commissions, confirmations of transactions to the Client, transmittal of monthly account statements to the Client, margin requirements, or custody over the funds, Commodity Interests, or assets in the Account.

D. Sole Responsibility for Account. The Client will not authorize any other party to enter orders for the Account during the term of this Agreement.

3.
Communications to Custodians. The Client hereby authorizes Blackwater to communicate, as required, all orders for the Account to any execution broker and Account Custodian and they are hereby authorized to accept and execute all such orders.

____________________
* Confidential material redacted and filed separately with the Commission.

Exhibit 10.1

4.	Compensation.

A.   Payment of Management Fee. The Client will pay Blackwater a management fee equal to [*]% of the Nominal Account Size of the Account (annualized). The management fee will be an amount equal to [*]% annualized, payable monthly in arrears at the rate of [*] of [*]% based on the net asset value of the Client as calculated of the first day of each month, before accounting for any additions or withdrawals to the Account. If this Agreement is terminated on a date other than the end of a calendar month, the management fee described above shall be determined as if such date were the end of a month, but such fee shall be prorated based on the ratio by which the number of business days in the month through the date of termination bears to the total number of business days in the month. The management fee will be prorated in the same manner if Blackwater begins trading the Account on a day other than the first business day of the month.

B.   Incentive Fee. The Client will pay Blackwater an incentive fee equal to [*]% of the Net Profit (as defined in Section 4C) earned with respect to the Account (annualized). Except as provided in Section 5D below, the incentive fee shall accrue monthly and be payable on a quarterly basis. If this Agreement is terminated on any day that is not the end of a calendar quarter, the incentive fee shall be computed as if the effective date of termination were the last day of the current calendar quarter.

C. Net Profit or Loss. Net Profit or Loss will equal:

(i) the net realized gain or loss from closed and completed Commodity Interest transactions in the incentive period (net of all transaction costs) for the Account;

(ii)   plus or minus the increase or decrease in the market value of open Commodity Interest positions in the incentive period less the transaction costs associated with these open positions. The market value of an equity or commodity futures contract traded on a commodity futures exchange shall mean the settlement price on the exchange on which the particular Commodity Interest or contract is traded by Blackwater on the day with respect to which market value is being determined, provided, that if a contract could not be liquidated on such day due to the operation of daily limits or other rules of the exchange upon which that contract is traded or otherwise, the settlement price on the first subsequent day on which the contract could be liquidated shall be the market value of such contract for such day, or such other value as Blackwater may deem fair and reasonable. The market value of a commodity forward contract shall mean its market value as determined by Blackwater on a basis consistently applied. In the event of spread positions that are not settled simultaneously, Blackwater will make an adjustment to keep the positions in parity;

(iii) less the carryforward of cumulative Net Loss since the last preceding period for which an incentive fee was payable (herein, “Net Loss Carryforward”); and

(iv) interest income is excluded from Net Profit.

Any excess gain remaining after such deductions will be the Net Profit. Any amount of loss resulting after such deductions will be the Net Loss. In the event of Net Loss, Blackwater is entitled to retain any incentive fee previously paid. Blackwater will provide the Client with a statement detailing how such Net Profit or Loss was determined and a calculation of annual incentive fee due, if any.

D.   Reduction of Carryforward. If the Client has an outstanding Net Loss Carryforward with respect to the Account when it withdraws a portion of the capital in the Account, including a reduction in notional funds, the amount of the Net Loss Carryforward for incentive fee calculation purposes will be reduced in direct proportion to the amount of capital withdrawn.

____________________
* Confidential material redacted and filed separately with the Commission.

Exhibit 10.1

E.   Payment of Fees. The Client agrees to execute a fee payment authorization in the form attached hereto as Appendix B instructing the Account Custodian to pay to Blackwater the management and/or incentive fees due to Blackwater from the Account as invoiced to the Account Custodian indicating the fees calculated in accordance with this Agreement.

5.	Representations by Blackwater. Blackwater represents and warrants to the Client that:

A. Blackwater is a limited liability company validly existing under the laws of Delaware.

B. Blackwater is registered with the CFTC as a CTA and is a member of the National Futures Association (“NFA”).

C.   Blackwater has filed an exemption notice with the CFTC with respect to providing trading advisory services to clients deemed to be “qualified eligible persons” as defined in CFTC Regulation 4.7. As such it is not required to file a Disclosure Document with the CFTC or NFA.

D.   The above representations and warranties are continuing in nature during the term of this Agreement, and if at any time any event occurs that makes any of the foregoing not true, Blackwater will promptly notify the Client.

6.	Representations by the Client. The Client represents and warrants to Blackwater that:

A.   The Client is knowledgeable about the trading of Commodity Interests and understands that trading in such instruments is highly speculative and that the risk exists of substantial losses which could exceed the Nominal Account Size.

B. The Client is a “qualified eligible person” as defined in CFTC Regulation 4.7.

C.   The Client has significant additional resources beyond the Nominal Account Size of the Account and any funds that may in the future be committed to the Account and all funds in the Account represent risk capital to the Client.

D. The Client is not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).

E.   No party other than the Client has an interest in the Account; all the information relating to the Client given to Blackwater in connection with the opening of the Account is full, complete and accurate and Blackwater may rely on such information until it receives written notice from the Client of any changes.

F.   Client had received and reviewed Blackwater’s Disclosure Document or Disclosure Brochure and fully understands the information disclosed therein, including without limitation, the risks associated with the investment strategy to be utilized for the Account.

G.   The above representations and warranties are continuing in nature during the term of this Agreement, and if at any time any event occurs that makes any of the foregoing not true, the Client will promptly notify Blackwater.

7.	Non-Exclusive Advice. Blackwater’s services to the Client are not exclusive and Blackwater shall be free to render similar services to others, even if based upon the same or similar advice.

Exhibit 10.1

8.
Parallelism. Blackwater will use its best efforts to trade client accounts that utilizes the same trading program as that of the Account, in a parallel manner so as to (i) allocate execution prices for any purchase or sale of all Commodity Interests between all accounts on a pro rata basis; and (ii) maintain the same position in all accounts for particular Commodity Interests. Blackwater may trade the Account and another account in a non-parallel manner if, among other reasons (i) the owner of either account instructs Blackwater to trade different commodities for its account or use a different program or trading policy for the account other than the program or trading policy used for the Account; or (ii) Blackwater decides not to trade certain Commodity Interests for either account based on the amount of equity in a respective account.

9.
Liability for Losses. Blackwater will not be liable for any losses in the Account resulting from Blackwater’s trading strategy and will be liable only for those losses incurred as a result of errors committed or caused by Blackwater, its principals and/or employees in communicating improper trading orders to a Broker or Account Custodian.

10.	Term and Termination. This Agreement shall continue from the date of execution until it is terminated upon the conditions indicated in Section A below.

A. Termination. This Agreement shall terminate:

(i) immediately, upon written notice if the Client or Blackwater is dissolved or terminated; or

(ii) at the discretion of either party as at the last day of any month (herein, “effective termination date”) upon at least forty-five (45) days’ prior written notice to the other party.

B.   Acts Upon Termination. Blackwater will close out all open positions in the Account in an orderly manner after Blackwater’s issuance or receipt of a notice of termination. The Client acknowledges that in certain circumstances Blackwater may not be able to close all positions by the effective termination date.

11.
Speculative Position Limits. If Blackwater (either alone or aggregated with the positions of any other person if such aggregation shall be required by the Commodity Exchange Act, the CFTC or any other regulatory authority having jurisdiction) shall exceed applicable limits in any Commodity Interests traded for the Client, Blackwater shall immediately take such action as Blackwater may deem fair and equitable to comply with the limits. If such limits are exceeded by the Client, the Client may require Blackwater to liquidate positions as required.

12.;
Notices. Any communication, notice or demand pursuant to this Agreement shall be in writing and delivered by courier service, postage prepaid mail, with receipt requested, fax, or other similar means and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows:

If to Blackwater, at:

Blackwater Capital Management, LLC 36 Cattano Ave, Suite 601 Morristown, NJ 07960 Attention: Jeff Austin

If to the Client, at:

ADF Trading Company IV, LLC 1230 Peachtree Street, N.E., Suite 1750 Atlanta, GA 30309

Exhibit 10.1

13.
Confidentiality. Blackwater and the Client will keep confidential the terms of this Agreement and each transaction hereunder, and all related agreements, business practices, financial data, procedures and policies hereunder or otherwise relating to either of them or their affiliates that are not publicly available (herein, “Confidential Information ”). The parties shall keep Confidential Information in strictest confidence except to the extent necessary for purposes of this Agreement to communicate it to Blackwater’s officers, employees and counsel or to any broker, Account Custodian, or service provider for the Client, or except as required by applicable law or regulation. The obligations of the parties pursuant to this Section shall survive termination of this Agreement.

14.	Indemnification.

A.   Client’s Indemnification of Blackwater. The Client will indemnify, defend and hold harmless Blackwater from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and any amounts paid in settlement; provided, that the Client shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to this Agreement or the advisory services for the account, except that the Client shall not indemnify and hold harmless Blackwater for any loss, claim, damage, liability, cost or expense relating to, based upon, or arising out of; (i) an act or omission by Blackwater constituting gross negligence or misconduct or an action or omission taken otherwise than in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Client, or (ii) a material breach of any warranty, representation or provision on the part of Blackwater contained in this Agreement or any fiduciary obligation to the Client.

B. Definition of Blackwater. For the purposes of Section 14A above, the “Blackwate” shall include its directors, officers, shareholders, employees and agents.

C.   Blackwater’s Indemnification of the Client. Blackwater will indemnify, defend and hold harmless the Client, and its directors, officers, shareholders, employees and agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and any amounts paid in settlement; provided, that Blackwater shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any action or omission of Blackwater pursuant to this Agreement, provided that the action or omission (i) constituted gross negligence or misconduct or an action or omission taken otherwise than in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Client, or (ii) a material breach of any warranty, representation or provision on the part of Blackwater contained in this Agreement, or any fiduciary obligation to the Client.

E.   Standard for Indemnity. Any indemnification required by this Section 14, unless ordered or expressly permitted by a court, will be made by the indemnifying party only upon a determination by independent legal counsel mutually agreeable to the parties hereto in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this Section 14.

F.   Notice of Claim. Promptly after receipt by the party seeking indemnification under this Agreement of notice of any demand, claim, lawsuit, action or proceeding, that party will notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made under this Agreement and the indemnifying party shall be entitled to participate therein and, to the extent that the indemnifying party may wish, to assume the defense thereof, with counsel selected by the indemnifying party and approved by the indemnified party (provided that approval may not be unreasonably withheld). After notice from the indemnifying party to the indemnified party of the indemnifying party's election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party under this Section for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless (i) the indemnifying party approves the employment of separate counsel by the indemnified party, or (ii) the action has been brought against both the indemnified party and the indemnifying party and the indemnified party's counsel has advised it that it has legal defenses different from or in addition to those of the indemnifying party (it being understood, however, that the indemnifying party shall not be liable for legal or other expenses of more than one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party).

Exhibit 10.1

15.
Contract Terms To Be Exclusive. This Agreement contains the sole and entire agreement between the parties and supersedes any and all other agreements between the parties relating to the subject matter hereof.

16.	Governing Law. This Agreement and performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the laws of the State of New Jersey.

17.
Assignability. This Agreement shall be binding on and inure to the benefit of the respective parties hereto and their successors and assigns. No party shall assign the rights or delegate the duties pursuant to this Agreement without the prior written consent of the other party.

18.	CFTC Disclosure. The following disclosure is provided in CFTC Regulation 4.7 with respect to account of “qualified eligible persons”:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE DOCUMENTS. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

19.	Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

20.
Severability. If any provision of this Agreement or its application to any party or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

21.	Headings. Headings in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

22.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Exhibit 10.1

IN WITNESS WHEREOF, the parties have set their hands and seals on the day first written above.

BLACKWATER CAPITAL MANAGEMENT, LLC

By: /s/ Jeff Austin
Jeff Austin, Managing Member

CLIENT

By: /s/ Adam Langley
Adam Langley, Senior Vice President

Exhibit 10.1

Appendix B

FEE PAYMENT AUTHORIZATION

To: Newedge USA, LLC

You are hereby fully empowered and authorized to withdraw and pay funds, at the direction of Blackwater Capital Management, LLC (“Blackwater“) from the undersigned account established and maintained with your firm for the payment of certain management fees and/ or incentive fees or both.

It is understood and agreed that you shall not be required to pay any funds as a result of Blackwater’s instructions if there are not sufficient funds in the account.

You are under no obligation to determine the accuracy or appropriateness of Blackwater’s statement; rather, you may rely and act upon Blackwater's statement without further inquiry.

You shall be indemnified and held harmless by the undersigned and Blackwater from any loss suffered or liability incurred by reason of any act or omission made in compliance with the authorization contained herein.

The authority and indemnification hereby conferred shall remain in full force and effect unless and until expressly revoked or modified by you at least five (5) business days prior to the date any proposed revocation or modification is to become effective.

/s/ Adam Langley
Adam Langley, Senior Vice President

Acknowledged and agreed by:

Blackwater Capital Management, LLC

/s/ Jeff Austin
Jeff Austin, Managing Member

Exhibit 10.1